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                                                                    EXHIBIT 12.1

                       CROWN CASTLE INTERNATIONAL CORP.
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)

                                                           SIX MONTHS
                                                         ENDED JUNE 30,
                                                      --------------------
                                                      2000           2001
                                                      ----           ----
Computation of Earnings:
  Income (loss) before income taxes, minority
   interests and extraordinary item                 $(89,396)      $(153,591)
  Add:
    Fixed charges (as computed below)                118,089         155,180
                                                    --------       ---------
                                                    $ 28,693       $   1,589
                                                    ========       =========

Computation of Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividends:
  Interest expense                                  $ 69,368       $  94,952
  Amortization of deferred financing
   costs and discounts on long-term debt              39,121          44,878
  Interest component of operating lease
   expense                                             9,600          15,350
                                                    --------       ---------
    Fixed charges                                    118,089         155,180
  Preferred stock dividends                           23,218          39,770
                                                    --------       ---------
    Combined fixed charges and preferred
     stock dividends                                $141,307       $ 194,950
                                                    ========       =========
Ratio of Earnings to Fixed Charges                        --              --
                                                    ========       =========
Deficiency of Earnings to Cover Fixed Charges       $ 89,396       $ 153,591
                                                    ========       =========
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends                    --              --
                                                    ========       =========
Deficiency of Earnings to Cover Combined
 Fixed Charges and Preferred Stock Dividends        $112,614       $ 193,361
                                                    ========       =========